EXHIBIT 3

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NETOPTIX CORPORATION


     Pursuant to Section 245 of the General Corporation Law of the State of Delaware, as amended, the undersigned corporation adopts the following Restated Certificate of Incorporation:

          1. The name of the corporation is NetOptix Corporation. The date of filing of the original Certificate of Incorporation was September 24, 1973 under the name Galileo Electro-Optics Corporation.

          2. This Restated Certificate of Incorporation restates and integrates the Restated Certificate of Incorporation of the Corporation, as amended.

          3. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, as amended.

          4. The text of the Certificate of Incorporation is hereby restated and integrated to read as follows:


     FIRST: The name of the Corporation is NetOptix Corporation.

     SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:

          (a) The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, one cent ($.01) par value, and two million (2,000,000) shares of preferred stock, one cent ($.01) par value. Any and all shares issued and for which full consideration has been paid or delivered shall be deemed fully paid stock and the holder thereof shall not be liable for any further payment thereon.

          (b) Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors of the Corporation. Subject to the provisions of this Restated Certificate of Incorporation and this Article FOURTH, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued class or series of preferred stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any such additional series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such additional series subsequent to the issue of shares of that series.

          (c) Authorized and unissued shares of preferred stock may be issued with such designations, voting powers, preferences and relative participating optional or other special rights, and qualifications, limitations and restrictions on such rights, as the Board of Directors of the Corporation may authorize by resolutions duly adopted prior to the issuance of any shares of any class or series of preferred stock, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series and whether the shares of any such series having voting rights shall have multiple votes per share; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of the Company or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares are convertible.

     FIFTH:  The name and place of residence of the  Incorporator is as follows:

         Name                                        Place of Residence

         Richard M. C. Glenn, III                    29 Rumstick Road
                                                     Barrington, RI 02806

     SIXTH: The Corporation is to have perpetual existence.

     SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware. The election of directors may but need not be by ballot unless the Bylaws so require.

     EIGHTH: The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

     IN WITNESS WHEREOF, NetOptix Corporation has caused this Restated Certificate of Incorporation to be signed by Gerhard R. Andlinger, President and Chief Executive Officer of the Corporation, as of the 9th day of February, 2000.


                                       NETOPTIX CORPORATION


                                       By:  /s/ Gerhard R. Andlinger
                                            -----------------------------------
                                            President